Exhibit 10.1

DIRECTOR COMPENSATION AGREEMENT

THIS DIRECTOR COMPENSATION AGREEMENT (“Agreement”) is made and entered into as of the effective date of the merger of Virginia Heritage Bank (“VHB”) and EagleBank (the “Effective Date”), by and among Eagle Bancorp, Inc., a Maryland corporation (“Bancorp”), EagleBank, a Maryland chartered commercial bank and the wholly owned subsidiary of Bancorp (the “Bank”), and David P. Summers (“Summers”).

RECITALS:

WHEREAS, Bancorp, Bank and VHB have entered into an Agreement and Plan of Reorganization, dated as of June 9, 2014 (the “Merger Agreement”) pursuant to which VHB will be merged with and into the Bank (the “Merger”) and Summers will become a member of the Board of Directors of Bancorp and the Bank;

WHEREAS, the Bank believes that the services of Summers as a member of the Board of Directors of Bancorp and the Bank from and after the closing of the Merger is important to the continued development of the Bank’s business, including in the Northern Virginia market, following the Merger;

WHEREAS, Summers’ service as a member of the Boards of Directors of Bancorp and the Bank involves a more substantial commitment of time and effort than would ordinarily be required as a member of the Board of Directors, and such service is valuable to the Bancorp and Bank as a result of Summers’ extensive business and organizational knowledge, judgment, skills, acumen, experience, contacts and expertise, particularly in connection with the conduct of the business of managing and operating, and customer and business relations and development for, banking institutions; and

WHEREAS, Bancorp and the Bank desire to continue to receive the benefit of Summers’ service in the future, and to induce Summers to serve as a Director of the Boards of Directors of the Bancorp and the Bank and to utilize his knowledge, judgment, experience, acumen, contacts and expertise on behalf of Bancorp and the Bank, in accordance with the terms and conditions of this Agreement; and

WHEREAS, Summers desires to serve in such capacities, in accordance with such terms and conditions;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

SERVICE AS DIRECTOR

1.1                               Summers hereby agrees to serve as Director of the Bancorp Board and Bank Board. Notwithstanding anything to the contrary contained herein, Summers’s service as Director of Bancorp shall be subject to his election as a director by the shareholders of Bancorp or appointment as a director by the Bancorp Board, and Summers’s service as Director of the Bank Board shall be subject to his election or appointment as a director by Bancorp, or his appointment as a director by the Bank Board, and nothing contained herein shall constitute any agreement, understanding or commitment of the Bancorp to, nominate, appoint or elect Summers, or cause Summers to be nominated appointed or elected to the Bancorp Board or Bank Board.

1.2                               Summers and the Bank expressly acknowledge that (i) Summers’ services hereunder shall be solely in his capacity as a member of the Bancorp Board and Bank Board and any committees thereof, and not as an officer or employee, he shall have no management, supervisory or other authority, position, status or power as an officer or employee of Bancorp or Bank; (ii) no employment, partnership or joint venture relationship is created by this Agreement; and (iii) hereby agree that Summers shall act at all times as an independent contractor hereunder, is responsible for the conduct of his business, including the time and manner in which his services are performed, and (iv) subject to compliance with his obligations under this Agreement (including but not limited to Sections 4 and 8, and the provisions of the Non-Compete (as defined in Section 9.4)), Summers shall be permitted to engage in and pursue such simultaneous business, charitable and civic activities and interests as he may desire.

ARTICLE 2

CERTAIN DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

2.1                               “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling fifty percent (50%) or more of the outstanding voting interests of such Person, (iii) any officer, director, general partner, managing member, or trustee of, or Person serving in a similar capacity with respect to, such Person, or (iv) any Person who is an officer, director, general partner, member, trustee, or holder of fifty percent (50%) or more of the voting interests of any Person described in clauses (i), (ii), or (iii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2.2                               “Bancorp” is defined in introductory paragraph of this Agreement. If Bancorp is merged into any other Entity, or transfers substantially all of its business operations or assets to another Entity, the term “Bancorp” shall be deemed to include such successor Entity for purposes of applying Article 8 of this Agreement.

2.3                               “Bank” is defined in introductory paragraph of this Agreement. If the Bank is merged into any other Entity, or transfers substantially all of its business operations or assets to another Entity, the term “Bank” shall be deemed to include such successor Entity for purposes of applying Article 8 of this Agreement.

2.4                               “Bancorp Board” means the Board of Directors of Bancorp.

2.5                               “Bank Board” means the Board of Directors of the Bank.

2.6                               “Bank Entities” means and includes any of the Bank, Bancorp and their Affiliates.

2.7                               “Bank Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over the Bank Entities or any transaction contemplated, undertaken or proposed to be undertaken by the Bank entities, including, but not necessarily be limited to:

(a)                                 the Federal Deposit Insurance Corporation or any other federal or state depository insurance organization or fund;

(b)                                 the Federal Reserve System, the Maryland Division of Financial Institutions, or any other federal or state bank regulatory or commissioner’s office;

(c)                                  any Person established, organized, owned (in whole or in part) or controlled by any of the foregoing; and

(d)                                 any predecessor, successor or assignee of any of the foregoing.

2.8                               “Competitive Business” means the banking and financial services business, which includes, without limitation, consumer savings, commercial banking, the insurance and trust business, the savings and loan business and mortgage lending, or any other business in which any of the Bank Entities is engaged or has invested significant resources within the prior six (6) month period in preparation for becoming actively engaged.

2.9                               “Competitive Products or Services” means, as of any time, those products or services of the type that any of the Bank Entities is providing, or is actively preparing to provide, to its customers.

2.10                        “Expiration Date” means May 31, 2016 or such later date in the event that the Term is renewed in accordance with Section 3.1 herein.

2.11                        “Person” means any individual or Entity.

2.12                        “Termination Date” means the Expiration Date or such earlier date on which the Term expires pursuant to Section 3.1 or is terminated pursuant to Article 7, as applicable.

Other terms are defined throughout this Agreement and have the meanings so given them.

ARTICLE 3

TERM; NO IMPEDIMENTS

3.1.                            Initial Term. The initial term of Summers’s service hereunder shall commence as of (the Effective Date and shall continue until the Expiration Date, unless earlier terminated in accordance with the provisions hereof.

3.2                               Term Defined.  For purposes hereof the “Term” of this Agreement shall be the Initial Term as set forth in Section 3.1, as extended from time to time, through the Termination Date.

3.3                               No Impediments.  Summers represents and warrants to the Bank that he is not subject to any legal obligations or restrictions that would prevent or limit his entering into this Agreement and performing his services hereunder.

ARTICLES 4

SERVICES

4.1                               Nature and Substance.  During the Term, Summers shall perform the duties, functions and obligations customarily associated with a member of a board of directors of an insured financial institution or financial institution holding company, and such duties, functions, services or obligations as may be requested from time to time by the respective Chairman of the Bank Board or Bancorp Board, as the case may be.  In particular, Such initial additional responsibilities, in the nature of a Regional Business Development Director, are set forth in Exhibit A attached hereto and incorporated herein by reference. Summers shall use his business and organizational knowledge, judgment, skills, acumen, experience, contacts and expertise in furtherance of the business of Bancorp and Bank, particularly in connection with the supervision and oversight of the conduct of the business of the Bank and Bancorp, the development of additional business opportunities for Bancorp and Bank and the effort to increase shareholder value.

4.2                               Performance of Services.  Summers agrees to devote appropriate attention, skill and efforts to the performance of his services under this Agreement, and shall use his best efforts and discharge his obligations hereunder to the best of his ability for and on behalf of Bancorp and Bank and toward their successful operation.  Summers agrees that, without the prior written consent of the Chairman of the Board of Bancorp and Bank, he will not during the Term, directly or indirectly, perform services for or obtain a financial or ownership interest in any other Entity (an “Outside Arrangement”) if such Outside Arrangement would interfere with the satisfactory performance of his duties to Bancorp and Bank, present a conflict of interest with the Bank and/or Bancorp, breach his duty of loyalty or fiduciary duties to the Bank and/or Bancorp, or otherwise conflict with the provisions of this Agreement.  Summers represents that it is his good faith belief that as of September 30, 2014 he was not, directly or indirectly, performing services for or obtained a financial or ownership interest in any Outside Arrangement that would violate the preceding sentence other than his service to Virginia Heritage Bank.  Except for such Outside Interests for which, directly or indirectly, he performs services or in which he has obtained a financial or ownership interest as of September 30, 2014, Summers shall promptly notify the Chairman of the Board of any Outside Arrangement for which, directly or indirectly, he performs services or in which he obtains a financial or ownership interest, provide the Chairman with any written agreement in connection therewith and respond fully and promptly to any questions that the Chairman may ask with respect to any Outside Arrangement.  If the Chairman determines that Summers’ participation in an Outside Arrangement would interfere with his satisfactory performance of his duties to the Bank, present a conflict of interest with the Bank and/or Bancorp, breach his duty of loyalty or fiduciary duties to the Bank and/or Bancorp, or otherwise conflict with the provisions of this Agreement, Summers shall not undertake, or shall cease, such Outside Arrangement as soon feasible after the Chairman notifies him of such determination.  Notwithstanding any provision hereof to the contrary, this Section 4.2 does not restrict Summers’ right to (i) own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, provided that his total ownership constitutes less than two percent (2%) of the outstanding securities of such company.

4.3                               Compliance with Law.  Summers shall comply with all laws, statutes, ordinances, rules and regulations relating to his retention and duties.

ARTICLE 5

COMPENSATION

5.1.                            In payment for all services rendered pursuant to this Agreement, or otherwise provided in his capacity as a member of the Bank Board and/or Bancorp Board, or any committee thereof, and the covenants contained herein, the Bank shall pay to Summers the following in lieu of any retainer, annual fee, monthly fee, meeting fee, award of equity based compensation or other compensation paid to members of the Bank Board of Bancorp Board generally for service or attendance as a member thereof or any committee thereof; and in lieu of participation in any welfare or benefit plan, program or arrangement made available to any director or employee of the Bancorp or Bank:

5.1.1                     Annual Compensation.  Summers shall be paid an annual retainer (“Annual Compensation”) of three hundred thousand dollars ($300,000) on an annualized basis.  The Bank shall pay Summers’ Annual Compensation in equal installments monthly, consistent with the frequency of payments to other non-employee members of the Boards of Directors of Bancorp and the Bank.  Summers’ Annual Compensation may be adjusted not less frequently than annually by action of the Bancorp Board and Bank Board (or authorized committee thereof).

5.1.2                     Expenses.  Bancorp and Bank shall, promptly upon presentation of proper expense reports therefor, pay or reimburse Summers, in accordance with the policies and procedures established from time to time by Bancorp and Bank for their directors, for all reasonable and customary travel (other than local use of an automobile) and other out-of-pocket expenses incurred by Summers in promoting the business of Bancorp and Bank, including approved membership fees, dues and the cost of attending business related seminars, meetings and conventions.

5.2                               Taxation.  Summers agrees that he will be treated by Bancorp and Bank as an independent contractor for purposes of all taxes (local, state and federal).  As an independent contractor, Summers acknowledges that he will not be entitled to receive unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that he is injured in any manner while performing obligations under this Agreement.  Summers will be solely responsible to pay any and applicable all local, state and/or federal income and social security and unemployment taxes.  Summers will reimburse Bancorp and Bank for fifty percent (50%) of any tax amounts or penalties it may become obligated to pay in respect of amounts paid to him, in the event Summers is ultimately determined to be an employee, rather than an independent contractor, by any court or governmental or administrative agency.

5.3                               Life Insurance.  Bancorp and/or Bank may, at its cost, obtain and maintain “key-man” life insurance and/or company/Bank-owned life insurance on Summers in such amount as determined by the Bancorp Board or Bank Board from time to time.  Summers agrees to cooperate fully and to take all actions reasonably required by Bancorp or Bank in connection with such insurance.

ARTICLE 6

CONDITIONS SUBSEQUENT TO CONTINUED OPERATION AND EFFECT OF AGREEMENT.

6.1                               Continued Approval by Bank Regulatory Agencies.  This Agreement and all of its terms and conditions, and the continued operation and effect of this Agreement and the Bancorp’s and Bank’s continuing obligations hereunder, shall at all times be subject to the continuing approval of any and all Bank Regulatory Agencies whose approval is a necessary prerequisite to the continued operation, or in the case of Bancorp, ownership and control, of the Bank.  Should any term or condition of this Agreement, upon review by any Bank Regulatory Agency, be found to violate or not be in compliance with any then-applicable statute or any rule, regulation, order or understanding promulgated by any Bank Regulatory Agency, or should any term or condition required to be included herein by any such Bank Regulatory Agency be absent, this Agreement may be rescinded and terminated by the Bank if the parties hereto cannot in good faith agree upon such additions, deletions or modifications as may be deemed necessary or appropriate to bring this Agreement into compliance.

ARTICLE 7

TERMINATION

Prior to the Expiration Date, the Term of this Agreement may be terminated as provided below in this Article 7.

7.1                               Termination Upon Death.  The Term shall automatically terminate upon the death of Summers.

7.2                               Termination by Summers.  Summers shall have the right to terminate the Term at any time by tendering his resignation as a member of the Bancorp Board and Bank Board and all committees thereof, such termination to be effective on the date ninety (90) days after the date on which Summers gives such notice to Bancorp and the Bank unless Bancorp and the Bank advise Summers in writing of an earlier date on which such termination is to be effective, or Bancorp, the Bank and Summers agree in writing to a later date on which such termination is to be effective.

7.3.                            Automatic Termination upon Termination of Status as a Director.  This Agreement shall automatically terminate if (i) Summers is not reelected as a member of the Bancorp Board and Bank Board at any annual meeting of shareholders of Bancorp and/or Bank, unless within 15 days thereafter, he is appointed to the Board by action of the Bancorp Board or Bank Board; or (ii) Summers is removed as a member of the Board of Directors of Bancorp and Bank.

7.4                              Pre-Termination Annual Compensation and Expenses.  Following termination under the provisions of Section 7.1, Section 7.2 or Section 7.3, Summers (or his estate) shall not be entitled to any further payment except as follows: (a) Bank shall pay any unpaid Annual Compensation due for the period prior to the Termination Date; and (b) following submission of proper expense reports, Bank shall reimburse expenses incurred prior to the Termination Date and subject to reimbursement pursuant to Section 5.1.3 hereof.  These payments shall be made promptly upon termination and within the period of time mandated by law.

7.5                              Post-termination Compensation. For so long as Bank and Bancorp desire the noncompete benefits contained in Section 8.4 below, Bank shall pay Summers monthly an amount equal to one-twelfth of his Annual Compensation in effect immediately prior to termination. In the event payment is not received timely by Summers, he shall provide written notice to Bank. Failure of Bank to fund such monthly payment within five (5) business days of receipt of such notice shall constitute expiration of the post-termination compensation and accordingly, termination of the noncompete agreement pursuant to Section 8.4 below. Nothing herein, including failure to make payments under this Section 7.5, shall affect Summer’s noncompete obligations under that certain Non-Compete (hereinafter defined).

ARTICLE 8

CONFIDENTIALITY; NON-COMPETITION; NON-INTERFERENCE

8.1                              Confidential Information.  Summers, during his service with the Bank and Bancorp, will have, and has had, access to and become familiar with various confidential and proprietary information of the Bank Entities and/or relating to the business of the Bank Entities (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Bank Entities which is made available only to employees with a need to know or which is not generally made available to the public.  Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.

8.2                              Nondisclosure.  Summers hereby covenants and agrees that he shall not, directly or indirectly, disclose or use, or authorize any Person to disclose or use, any Confidential Information (whether or not any of the Confidential Information is novel or known by any other Person); provided however, that this restriction shall not apply to the use or disclosure of Confidential Information (i) to any governmental entity to the extent required by law, (ii) which is or becomes publicly known and available through no wrongful act of Summers or any Affiliate of Summers or (iii) in connection with the performance of Summers’ duties under this Agreement.

8.3                             Documents.  All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Summers, or otherwise provided to or coming into the possession of Summers, that contain any proprietary information about or pertaining or relating to the Bank Entities (the “Bank Information”) shall at all times remain the exclusive property of the Bank Entities.  Promptly after a request by the Bank or the Termination Date, Summers shall take reasonable efforts to (i) return to Bancorp and Bank all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks or other media containing or embodying any Document or Bank Information and (ii) purge and destroy all Documents and Bank Information in any intangible form (including computerized, digital or other electronic format) as may be requested in writing by the Chief Executive Officer of the Bank or Chairman of the Bank, and Summers shall not retain in any form any such Document or any summary, compilation, synopsis or abstract of any Document or Bank Information.

8.4                               Non-Competition.  Summers hereby acknowledges and agrees that, during the course of his service to the Bank Entities, in addition to his access to Confidential Information, Summers has become, and will become, familiar with and involved in all aspects of the business and operations of the Bank Entities. Subject to payment of post-termination compensation pursuant to Section 7.5 above as provided therein, Summers hereby covenants and agrees that during the Term until the date one eighteen (18) months after the Termination Date (the “Restricted Period”), Executive will not at any time (except for the Bank Entities), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise):

(a) provide any advice, assistance or services of the kind or nature which he provided to any of the Bank Entities or relating to business activities of the type engaged in by any of the Bank Entities within the preceding two years, to any Person who owns or operates a Competitive Business or to any Person that is attempting to initiate or acquire a Competitive Business (in either case, a “Competitor”) if (i) such Competitor operates, or is planning to operate, any office, branch or other facility (in any case, a “Branch”) that is (or is proposed to be) located within a fifty (50) mile radius of the Bank’s headquarters or any Branch of the Bank Entities and (ii) such Branch competes or will compete with the products or services offered or planned to be offered by the Bank Entities during the Restricted Period; or

(b) sell or solicit sales of Competitive Products to Persons within such 50 mile radius, or assist any Competitor in such sales activities.

Notwithstanding any provision hereof to the contrary, this Section 8.4 does not restrict Summers’ right to (i) own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; provided that his total ownership constitutes less than two percent (2%) of the outstanding securities of such company and that such ownership does not does not violate: (A) the Code of Conduct or any other policy of the Bank, including any policy related to inside information; (B) any applicable securities law; or (C) any applicable standstill or other similar contractual obligation of the Bank.

8.5                              Non-Interference.  Summers hereby covenants and agrees that during the Restricted Period, he will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, member, manager, employee, contractor, consultant or any other capacity):

(a)                                 induce or attempt to induce any customer, supplier, officer, director, employee, contractor, consultant, agent or representative of, or any other Person that has a business relationship with any Bank Entity, to discontinue, terminate or reduce the extent of its, his or her relationship with any Bank Entity or to take any action that would disrupt or otherwise damage any such relationship;

(b)                                 solicit any customer of any of the Bank Entities for the purpose of providing any Competitive Products or Services to such customer (other than any solicitation to the general public that is not disproportionately directed at customers of any Bank Entity); or

(c)                                  solicit any employee of any of the Bank Entities to commence employment with, become a consultant or independent contractor to or otherwise provide services for the benefit of any other Competitive Business.

In applying this Section 8.5:

(i)                                     the term “customer” shall be deemed to include, at any time, any Person to which any of the Bank Entities had, during the six (6) month period immediately prior to such time, (A) sold any products or provided any services or (B) submitted, or been in the process of submitting or negotiating, a proposal for the sale of any product or the provision of any services;

(ii)                                  the term “supplier” shall be deemed to include, at any time, any Person which, during the six (6) month period immediately prior to such time, (A) had sold any products or services to any of the Bank Entities or (B) had submitted to any of the Bank Entities a proposal for the sale of any products or services;

(iii)                               for purposes of clause (c), the term “employee” shall be deemed to include, at any time, any Person who was employed by any of the Bank Entities within the prior six (6) month period (thereby prohibiting Summers from soliciting any Person who had been employed by any of the Bank Entities until six (6) months after the date on which such Person ceased to be so employed); and

(iv)                              If during the Restricted Period any employee of any of the Bank Entities accepts employment with or is otherwise retained by any Competitive Business of which Summers is an owner, director, officer, manager, member, employee, partner or employee, or to which Summers provides material services, it shall be presumed that such employee was hired in violation of the restriction set forth in clause (c) of this Section 8.5, with such presumption to be overcome only upon Summers’ showing by a preponderance of the evidence that he was not directly or indirectly involved in the hiring, soliciting or encouraging such employee to leave employment with the Bank Entities.

8.6                              Injunction. In the event of any breach or threatened or attempted breach of any provision of this Article 8 by Summers, Bancorp and Bank shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Summers and each and every other Person concerned therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, in each case without being required to furnish any bond or other security.

8.7                               Reasonableness.

8.7.1                    Summers has carefully read and considered the provisions of this Article 8 and, having done so, acknowledges that he fully understands them, that he has had the opportunity to consult with counsel of his own choosing regarding the meaning and effect of such provisions at his election, and he agrees that the restrictions and agreements set forth in this Article 8 are fair and reasonable and are reasonably required for the protection of the interests of the Bank Entities and their respective businesses, shareholders, directors, officers and employees.  Summers further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain his ability to earn a livelihood. Summers further acknowledges that his services as a Director has been and shall continue to be of special, unique and extraordinary value to the Bank.

8.7.2                    If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 8 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

8.8                               Additional Obligations.

8.8.1                     Non-disparagement.  Summers shall not during or after Summers’ period of service, disparage any officers, directors, employees, business, products, or services of the Bank, except when compelled to do so in connection with a government investigation or judicial proceeding, or as otherwise may be required or protected by law.

8.8.2                     Cooperation.  During and after Summers’ service, Summers shall fully cooperate with the reasonable requests of the Bank, including providing information, with regard to any matter that Summers has knowledge of as a result of Summers’ service as a Director of Bancorp and Bank or prior employment with VHB.  Summers further agrees to comply with any reasonable request by Bancorp and the Bank to assist in relation to any investigation into any actual or potential irregularities, including without limitation assisting with any threatened or actual litigation concerning the Bank, giving statements/affidavits, meeting with legal and/or other professional advisors, and attending any legal hearing and giving evidence; provided that Bancorp and/or the Bank shall reimburse Summers for any reasonable out-of-pocket expenses reasonably incurred by Summers in giving such assistance.  To the extent such assistance is to be performed on a date later than the later to occur of December 9, 2015 and cessation of post-termination compensation under Section 7.5, Bank shall pay Summers, in addition to such reimbursement, an hourly rate for the time expended for such assistance that is proportionate to Summers’ Annual Compensation immediately prior to such cessation, as if on a forty-hour per week schedule, adjusted once a year for the CPI increase. Summers agrees to notify Bancorp and the Bank immediately if Summers is contacted by any third parties for information or assistance with any matter concerning Bancorp, the Bank or VHB and agrees to co-operate with Bancorp and the Bank with regard to responding to such requests.

ARTICLE 9

MISCELLANEOUS

9.1                              Assignability.  Summers shall have no right to assign this Agreement or any of his rights or obligations hereunder to another party or parties.  Bancorp and Bank may assign this Agreement to any of its Affiliates or to any Person that acquires a substantial portion of the operating assets of Bancorp or Bank. Upon any such assignment by Bancorp or Bank, references in this Agreement to Bancorp or Bank shall automatically be deemed to refer to such assignee instead of, or in addition to, Bancorp or Bank, as appropriate in the context.

9.2.                          Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof. Any action to enforce any provision of this Agreement may be brought only in a court of the State of Maryland or in the United States District Court for the District of Maryland.  Accordingly, each party (a) agrees to submit to the jurisdiction of such courts and to accept service of process at its address for notices and in the manner provided in Section 9.3 for the giving of notices in any such action or proceeding brought in any such court and (b) irrevocably waives any objection to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient or inappropriate forum.

9.3.                         Notices.  All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given as follows: (a) when hand delivered to the other party; (b) when received by facsimile at the facsimile number set forth below, provided, however, that any notice given by facsimile shall not be effective unless either (i) a duplicate copy of such facsimile notice is promptly given by depositing the same in a United States post office first-class postage prepaid and addressed to the applicable party as set forth below or (ii) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or by any other method permitted under this section; or (c) when deposited in a United States post office with first-class certified mail, return receipt requested, postage prepaid and addressed to the applicable party as set forth below; or (d) when deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL WorldWide Express being deemed approved by the parties), postage prepaid, addressed to the applicable party as set forth below with next-business day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider.  Any notice given by facsimile shall be deemed received on the date on which notice is received except that if such notice is received after 5:00 p.m. (recipient’s time) or on a non-business day, notice shall be deemed given the next business day).  Any notice sent by Untied States mail shall be deemed given three (3) business days after the same has been deposited in the United States mail.  Any notice given by national overnight delivery service shall be deemed given on the first business day following deposit with such delivery service.  For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday, Sunday or day that is a legal holiday in Montgomery County, Maryland.  The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

To:	David P. Summers
21009 Starflower Way
Ashburn, VA 20147
Fax No.: 703.724.4335
Email: vasummers@aol.com

To:	Bancorp or Bank
c/o Ronald D. Paul
7815 Woodmont Ave.
Bethesda, MD 20814
Fax No.: 301-986-8529

cc:	Eagle Bancorp, Inc.
General Counsel
7830 Old Georgetown Road, Third Floor
Bethesda, MD 20814
Fax No.: 301-841-9872

9.4.                          Entire Agreement.  This Agreement contains all of the agreements and understandings between the parties hereto with respect to Summers’s service as a Director of Bancorp and Bank and the subject matter hereof, and supersede all prior agreements, arrangements and understandings related to the subject matter hereof, except for that certain Non-Competition, Non-Solicitation and Non-Disparagement Agreement dated as of June 9, 2014 (the “Non-Compete”) by and among Bancorp, the Bank and Summers, which such Non-Compete shall continue in full force and effect. To the extent of a conflict or inconsistency between the provisions of this Agreement and the Non-Compete during any period when both are in effect, the more restrictive of the provisions of this Agreement or the Non-Compete shall apply.  Except as set forth in the Non-Compete, no representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

9.5.                          Headings.  The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.6.                          Severability.  Should any party of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such provisions or portion of such provision shall be deemed severed herefrom, and such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

9.7.                          Amendment; Waiver.  Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

9.8.                          Gender and Number.  As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

9.9.                          Binding Effect.  This Agreement is and shall be binding upon, and inures to the benefit of, the Bank, its successors and assigns, and Summers and his heirs, executors, administrators, and personal and legal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EAGLE BANCORP, INC.

By:	/s/ Ronald D. Paul
Name: Ronald D. Paul
Title: Chief Executive Officer

EAGLEBANK

By:	/s/ Ronald D. Paul
Name: Ronald D. Paul
Title: Chief Executive Officer

/s/ David P. Summers
David P. Summers